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RESTRICTED STOCK UNIT AGREEMENT
     Under the W. R. Berkley Corporation 2003 Stock Incentive Plan
     THIS AGREEMENT, dated as of                     , 20___, by and between W. R. BERKLEY CORPORATION, a Delaware corporation (the “Company”), and                                                              (the “Grantee”).
W I T N E S S E T H:
     WHEREAS, the Grantee is an employee of the Company or subsidiary thereof (an “Employee”), and the Company wishes to grant the Grantee a notional interest in shares of the Company’s common stock, par value $0.20 per share (the “Stock”), in the form of restricted stock units subject to certain restrictions and on the terms and conditions set forth herein; and
     WHEREAS, through the grant of these restricted stock units, the Company hopes to incentivise and retain the services of Grantee and encourage stock ownership by Grantee in order to give Grantee a proprietary interest in the Company’s success and align Grantee’s interest with those of the stockholders of the Company; and
     WHEREAS, the Restricted Stock Units awarded Grantee hereunder vest after five years, however the issuance of the Stock after vesting is deferred until ninety 90 days following Grantee’s separation from service (as such term is used in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).
     WHEREAS, the Company and Grantee recognize that if Grantee engages in certain activities during or, in certain instances, following the termination of Grantee’s employment with the Company (the “Competitive Actions” or “Misconduct” as defined in Section 3 below), Grantee’s interests are no longer aligned with the interests of the Company and Grantee will no longer be entitled to retain certain benefits of the grants made herein.
     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:
     SECTION 1. Grant of Restricted Stock Units. As of the date hereof, subject to the terms and conditions of this Agreement and the W. R. Berkley Corporation 2003 Stock Incentive Plan (the “Plan”), the Company hereby grants to the Grantee ___restricted stock units (the restricted stock units granted hereunder are hereafter referred to as the “Restricted Stock Units”). Each Restricted Stock Unit shall represent the right to receive one share of Stock subject to the terms and conditions set forth herein. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan. This award of Restricted Stock Units shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).
     SECTION 2. Non-Transferability. Except as specifically consented to by the Committee, the Grantee may not sell, transfer, pledge, or otherwise encumber or dispose of the

Restricted Stock Units other than by will, the laws of descent and distribution, or as otherwise provided for in the Plan.
     SECTION 3. Vesting; Forfeiture.
     (a) The Restricted Stock Units granted hereunder shall vest (subject to forfeiture, as set forth in Section 3(d) below) on the fifth anniversary of the date hereof, provided the Grantee has remained an Employee from the date hereof through such fifth anniversary. In the event that Grantee’s employment with the Company is terminated on account of death or Disability (as defined below), a pro-rata portion of the Restricted Stock Units shall vest (subject to forfeiture, as set forth in Section 3(d) below) immediately upon such termination. The number of Restricted Stock Units that will vest upon termination on account of death or Disability shall be the total number of Restricted Stock Units granted hereunder multiplied by a fraction, the numerator of which is the number of days the Grantee served as an Employee from the date of this Agreement to the date of such termination and the denominator of which is one thousand eight hundred twenty five (1,825). Notwithstanding the vesting schedule set forth above, the Committee shall have absolute discretion to accelerate the vesting (subject to forfeiture, as set forth in Section 3(d) below) of the Restricted Stock Units at any time and for any reason, including without limitation retirement. The earlier of the date the Restricted Stock Units vest on account of (i) death or Disability, (ii) the fifth anniversary of the date hereof if Grantee has remained an Employee or (iii) upon the Committee’s determination to accelerate vesting shall hereinafter be referred to as the “Vesting Date”.
     (b) In the event that Grantee’s employment with the Company is terminated for any reason, all unvested Restricted Stock Units (except for those that vest immediately upon termination) shall be forfeited, and the Grantee shall have no further rights with respect to such Restricted Stock Units.
     (c) For purposes of this Agreement, the Grantee’s employment will be deemed to have terminated on account of a Disability if such termination was on account of the total and permanent disability of the Grantee, as determined by the Committee in its sole discretion.
     (d) The Restricted Stock Units granted hereunder shall be subject to the following forfeiture and recapture provisions as provided below:
A.	In the event that the Committee determines that the Grantee, prior to the Vesting Date during Grantee’s employment, has engaged in a Competitive Action or enters into, or has entered into, an agreement (written, oral or otherwise) to engage in a Competitive Action or has engaged in Misconduct, all of the unvested Restricted Stock Units granted hereunder shall be immediately forfeited, and the Grantee shall have no further rights with respect to such Restricted Stock Units.

B.	In the event that the Committee determines that the Grantee, (1) on or after the Vesting Date during Grantee’s employment or for a period of one year following Grantee’s termination of employment for any reason, has engaged in a Competitive Action or has entered into an agreement (written, oral or otherwise) to engage in a Competitive Action, or (2) on or after the Vesting Date, has engaged in Misconduct, or prior to the Vesting Date Grantee has engaged in Misconduct that is not discovered or acted upon by the Company until on or after the Vesting Date, (x) the Grantee shall forfeit all shares of Stock not yet delivered to Grantee with respect to the Restricted Stock Units and all rights to future payment of Dividend Equivalents (as defined below), and (y) the Grantee shall pay to the Company, upon demand by the Company, an amount equal to (i) the value, as of the Settlement Date (as defined below), of the number of shares of Stock delivered to the Grantee with respect to the Restricted Stock Units, (ii) all amounts paid to the Grantee on or at any time prior to the Settlement Date in respect of Dividend Equivalents, and (iii) the value of all dividends, if any, paid to the Grantee in respect of the shares of Stock delivered to the Grantee on the Settlement Date. The Grantee may satisfy the payment obligation to the Company of the portion due under (i) above by returning the shares delivered to the Grantee on the Settlement Date, provided that any amounts due under (ii) and (iii) above must be remitted to the Company in addition to the return of the shares.

C.	Grantee acknowledges that engaging in (1) a Competitive Action during the Noncompete Period within the geographic areas set forth in Section 3(e) below or (2) Misconduct is contrary to the interests of the Company and would result in irreparable injuries to the Company and would cause loss in an amount that cannot be readily quantified. Grantee acknowledges that retaining the amounts required to be paid to the Company pursuant to this Section 3(d) once Grantee has (x) chosen to engage in or to agree to engage in a Competitive Action or (y) engaged in Misconduct is contrary to the interests of the Company. The amounts forfeited or paid to the Company hereunder do not and are not intended to constitute actual or liquidated damages. Any action or inaction by the Company with respect to enforcing the forfeiture or recapture provisions set forth herein shall not reduce, eliminate or in any way affect the Company’s right to enforce the forfeiture or recapture provisions in any other agreement with Grantee.

D.	The term “Noncompete Period” as used herein shall mean the period beginning on the date hereof and ending one year following Grantee’s termination of employment for any reason.

E.	Furthermore, if the Grantee engages in Misconduct, then the Company shall be entitled to, and reserves the right to, pursue any other legal or equitable remedies in addition to the right to receive forfeitures and/or payments pursuant to this Section 3(d).
     (e) For purposes of this Agreement, the Grantee has engaged in a “Competitive Action” if, either directly or indirectly, and whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, the Grantee (i) who was last employed by W. R. Berkley Corporation, engages in or directs any business activities, in or directed into any geographical area where the Company is engaged in business, which are competitive with any business activities conducted by the Company in such geographical area, (ii) who was last employed by a subsidiary of the Company, engages in or directs any business activities, in or directed into any geographical area where such subsidiary is engaged in business or outside of any such geographical area, in either case, which are competitive with any business activities conducted by such subsidiary in such geographical area, (iii) on behalf of any person or entity engaged in business activities competitive with the business activities of the Company, solicits or induces, or in any manner attempts to solicit or induce, any person employed by, or as an agent of, the Company to terminate such person’s employment or agency relationship, as the case may be, with the Company, (iv) diverts, or attempts to divert, any person, concern or entity from doing business with the Company or attempts to induce any such person, concern or entity to cease being a customer of the Company or (v) makes use of, or attempts to make use of, the Company’s property or proprietary information, other than in the course of the performance of services to the Company or at the direction of the Company. The determination as to whether the Grantee has engaged in a Competitive Action shall be made by the Committee in its sole and absolute discretion. The Committee has sole and absolute discretion to determine whether, notwithstanding its determination that Grantee has engaged in a Competitive Action, recapture or forfeiture as provided herein shall not occur. The Committee’s exercise or nonexercise of such discretion with respect to any particular event or occurrence by or with respect to the Grantee or any other recipient of restricted stock units shall not in any way reduce or eliminate the authority of the Committee to (i) determine that any event or occurrence by or with respect to the Grantee constitutes engaging in a Competitive Action or (ii) determine the related Competitive Action date.
     (f) For purposes of this Agreement, the Grantee has engaged in “Misconduct” if the Grantee, during Grantee’s employment with the Company, has engaged in an act which would, in the judgment of the Committee, constitute fraud that could be punishable as a crime or embezzlement against either the Company or one of its subsidiaries. The determination as to whether the Grantee has engaged in Misconduct shall be made by the Committee in its sole and absolute discretion. The Committee has sole and absolute discretion to determine whether, notwithstanding its determination that Grantee has engaged in Misconduct, recapture or forfeiture as provided herein shall not occur. The Committee’s exercise or nonexercise of such discretion with respect to any particular event or occurrence by or with respect to the Grantee or any other recipient of restricted stock units shall not in any way reduce or eliminate the authority of the Committee to (i) determine that any event or occurrence by or with respect to the Grantee constitutes an act of Misconduct or (ii) determine the related Misconduct date.
     (g) During the Noncompete Period the Grantee shall not (i) on behalf of any person or entity engaged in business activities competitive with the business activities of the Company, solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as an agent of, the Company to terminate such person’s employment or agency relationship, as the case may be, with the Company, (ii) divert, or attempt to divert, any person, concern or entity from doing business with the Company or attempt to induce any such person, concern or entity to cease being a customer of the Company or (iii) make use of, or attempt to make use of, the Company’s property or proprietary information, other than in the course of the performance of services to the Company or at the direction of the Company. If in the event of a violation of this Section 3(g), then the Company shall be entitled to, and reserves the right to, pursue any legal or equitable remedies, including, but not limited to, the recovery of monetary damages resulting from such action set forth in this Section 3(g) and injunctive relief, in addition to the right to receive forfeitures and/or payments pursuant to Section 3(d).
     (h) The Grantee hereby agrees to notify the Company within ten (10) days of commencing any employment or other service provider relationship with any company or business during the Noncompete Period, specifying in reasonable detail (i) the name of such company or business and the line of business in which it is engaged, and (ii) the Grantee’s position or title and the types of services to be rendered by the Grantee in such position or title.

The Grantee hereby acknowledges that this notice requirement is reasonable and necessary for the Company to enforce the provisions of Sections 3(d) and 3(g) hereof. Furthermore, if the Grantee fails to so notify the Company, the Grantee shall be required to repay (at the Committee’s sole discretion) to the Company the amounts described in Section 3(d) hereof as if the Grantee had engaged in a Competitive Action during the Noncompete Period, unless the Grantee can provide dispositive evidence, which shall be determined in the Committee’s sole discretion, that a Competitive Action did not occur.
     SECTION 4. Delivery and Possession of Share Certificates. Ninety (90) days following the Grantee’s “separation from service” (for purposes of Section 409A of the Code) for any reason, including death or Disability, (the “Settlement Date”), provided the Grantee has not engaged in, or entered into an agreement (written, oral or otherwise) to engage in, a Competitive Action or has not engaged in Misconduct, the Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) a certificate or certificates representing the number of shares of Stock equal to the number of vested Restricted Stock Units (if any) as of the date of such separation from service and Grantee shall take possession thereof; provided, however, that if the Grantee is a “specified employee” pursuant to Section 409A(a)(2)(B)(i) of the Code, distribution of shares of Stock shall be delayed for such period of time as may be necessary to satisfy Section 409A(a)(2)(B)(i) of the Code (generally six months), and on the earliest date on which such distribution can be made following such delay without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, the Company shall deliver to the Grantee a certificate or certificates representing the number of shares of Stock equal to the number of such vested Restricted Stock Units. A delay shall not be required to the extent the Grantee terminates employment on account of death or Disability, provided that in the event of a Disability the Grantee is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, in which case the Restricted Stock Units shall be settled ninety (90) days following the occurrence of such death or Disability. Notwithstanding anything herein to the contrary, in the event of a Change of Control, the Restricted Stock Units shall immediately become fully vested and no longer subject to forfeiture and, provided the event that constitutes a Change of Control also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and the regulations promulgated thereunder, the Company shall immediately deliver to the Grantee (or the Grantee’s estate in the event of death) a certificate or certificates representing the number of shares of Stock equal to the number of vested Restricted Stock Units.
     SECTION 5. Dividends and Dividend Equivalents. No dividends or dividend equivalents shall accrue or be paid with respect to any outstanding unvested Restricted Stock Units. On the second Tuesday of each January, April, July and October (each, a “Dividend Equivalent Payment Date”) occurring during the period commencing on the Vesting Date and ending on the Settlement Date, the Grantee shall be paid an amount in cash, with respect to each vested Restricted Stock Unit then outstanding and held by such Grantee, equal to the aggregate cash dividends paid by the Company in respect of one share of Stock (the “Dividend Equivalent”) following the immediately prior Dividend Equivalent Payment Date, or with respect to the first Dividend Equivalent Payment Date only, on or following the Vesting Date; provided, however, that with respect to the first Dividend Equivalent Payment Date, no Dividend Equivalents shall be paid to the Grantee in respect of any cash dividends declared or paid by the Company prior to such Vesting Date. To the extent a cash dividend is paid by the Company on or prior to the Settlement Date but the Dividend Equivalent Payment Date relating thereto would not occur prior to the Settlement Date, the Dividend Equivalents relating thereto shall be paid to the Grantee on the Settlement Date. The Grantee’s right to future payments of Dividend Equivalents shall be subject to forfeiture to the same extent that the corresponding Restricted Stock Units are subject to forfeiture pursuant to Section 3.
     SECTION 6. Rights of Stockholder. Neither Grantee nor any transferee will have any rights as a stockholder with respect to any share covered by this Agreement until the Grantee or transferee becomes the holder of record of such shares.
     SECTION 7. Company; Grantee.
     (a) The term “Company” as used in Section 3 or otherwise in this Agreement with reference to the Grantee’s employment shall include the Company and its subsidiaries. The term “subsidiary” as used in this Agreement shall mean any subsidiary of the Company within the meaning of Section 424(f) of the Code.
     (b) Whenever the word “Grantee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the word “Grantee” shall be deemed to include such person or persons.
     SECTION 8. Compliance with Law. Notwithstanding any of the provisions hereof, the Grantee hereby agrees and the Company will not be obligated to issue or transfer shares to Grantee hereunder, if the issuance or transfer of such shares will constitute a violation by the Grantee or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Committee will be final, binding and conclusive. The Company shall in no event be obliged to register any securities pursuant to the Securities Act or to take any other affirmative action in order to cause the issuance or transfer of shares acquired pursuant to this Agreement to comply with any law or regulation of any governmental authority. The terms with respect to any deferral of the Restricted Stock Units are subject to change and amendment to comply with any applicable laws or regulations, including Section 409A of the Code.
     SECTION 9. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by the Grantee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to the Grantee may be given to the Grantee personally or may be mailed to Grantee at the Grantee’s last known address, as reflected in the Company’s records.

     SECTION 10. Changes in Capital Structure. The existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to make or authorize any of the following:
     (a) any adjustments, recapitalization, reorganizations or other changes in the Company’s capital structure or its business;
     (b) any merger or consolidation of the Company;
     (c) any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred to prior preference stocks ahead of or affecting the Stock or the rights thereof or convertible into or exchangeable for Stock;
     (d) the dissolution or liquidation of the Company;
     (e) any sale or transfer of all or any part of its assets or business; or
     (f) any other corporate act or proceeding.
     SECTION 11. Other Share Issues. Except as expressly provided in the Plan, the issue by the Company of shares of stock of any class, or securities convertible into or exchangeable for shares of stock of any class, for cash, property or services, either upon direct sale or upon the exercise of options, rights or warrants, or upon conversion of shares or obligations of the Company convertible into such shares or other securities will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares subject to this Agreement.
     SECTION 12. Withholding. At the time of vesting and/or settlement of the Restricted Stock Units, as appropriate, the Committee shall require the Grantee to pay to the Company an amount sufficient to pay all federal, state and local withholding taxes applicable (including FICA taxes upon vesting), in the Committee’s judgment, to the vesting or settlement of the Restricted Stock Units, and the Grantee’s right to vesting and/or settlement, as appropriate, shall be contingent upon such payment. Such payment to the Company may be effected through (a) payment by the recipient to the Company of the aggregate withholding taxes in cash or cash equivalents; (b) at the discretion of the Committee, the Company’s withholding from the number of shares of Stock that would otherwise be delivered to the Grantee upon settlement of the Restricted Stock Units, a number of shares of Stock with an aggregate fair market value on the date of settlement (as determined by the Committee) equal to the aggregate amount of withholding taxes; or (c) at the discretion of the Committee, any combination of these two methods.
     SECTION 13. Grantee’s Tax Considerations. The tax impact of the award hereunder can be quite complex and will vary with each Grantee. It is recommended that each Grantee review such Grantee’s own tax situation and consult their tax advisor.
     SECTION 14. Waiver of Right To Trial by Jury. BOTH PARTIES HEREBY WAIVE AND RELEASE ANY CLAIM UNDER STATE OR FEDERAL LAW THEY MAY HAVE HAD TO A JURY TRIAL IN CONNECTION WITH CLAIMS ARISING UNDER OR

RELATING TO THIS AGREEMENT OR ANY ACTIONS TAKEN OR DETERMINATIONS MADE HEREUNDER.
     SECTION 15. No Right to Continued Service. This Agreement does not confer upon the Grantee any right to continue as an Employee of the Company, nor shall it interfere in any way with the right of the Company to terminate Grantee’s employment at any time for any reason.
     SECTION 16. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
     SECTION 17. The Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall govern. The Grantee hereby acknowledges that he has received a copy of the Plan and understands and agrees to the terms thereof. This Agreement, together with the Plan, constitutes the entire agreement by and between the parties hereto with respect to the subject matter hereof, and this Agreement and the Plan supersede all prior agreements, correspondence and understandings and all prior and contemporaneous oral agreements and understandings, among the parties hereto with regard to the subject matter hereof.
     SECTION 18. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Grantee hereby irrevocably consents to the exclusive personal jurisdiction of the federal and State courts of the State of Delaware for the resolution of any disputes arising out of, or relating to, this Agreement. In any action arising under or relating to this Agreement, the court shall not have the authority to, and shall not, conduct a de novo review of any determination made by the Committee or the Company but is instead authorized to determine solely whether the determination was the result of fraud or bad faith under Delaware law.
     SECTION 19. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable in any jurisdiction, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

     SECTION 20. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

W. R. BERKLEY CORPORATION

By:
Name:
Title:

Grantee

Address of Grantee: